Independent Auditors' Consent




To the Shareholders and Board of Directors
The Dreyfus/Laurel Funds, Inc.



We consent to the use of our reports dated December 17, 1997 on the financial statements and financial highlights of The Dreyfus Premier Midcap Stock Fund (formerly, The Dreyfus Disciplined Midcap Stock Fund) and The Dreyfus Premier Large Company Stock Fund (formerly, The Dreyfus Disciplined Equity Income
Fund) of The Dreyfus/Laurel Funds, Inc. included in the Annual Report which is incorporated by reference in the Statements of Additional Information and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Auditors" in the Statements of Additional Information for Dreyfus Premier Midcap Stock Fund and Dreyfus Premier Large Company Stock Fund.




                                        KPMG Peat Marwick LLP




New York, New York
January 12, 1998